Exhibit 4.1
HANESBRANDS INC.
and each of the guarantors named herein
$500,000,000 Floating Rate Senior Notes due 2014
PLACEMENT AGREEMENT
December 11, 2006

December 11, 2006
Morgan Stanley & Co. Incorporated
Merrill Lynch, Pierce, Fenner & Smith
                     Incorporated

c/o	Morgan Stanley & Co. Incorporated 1585 Broadway New York, New York 10036
and
Merrill Lynch, Pierce, Fenner & Smith Incorporated 4 World Financial Center North Tower, 11th Floor New York, New York 10080
Ladies and Gentlemen:
     Hanesbrands Inc., a Maryland corporation (the “Company”), and BA International, L.L.C., Caribesock, Inc., Caribetex, Inc., CASA International, LLC, Ceibena Del, Inc., Hanes Menswear, LLC, Hanes Puerto Rico, Inc., Hanesbrands Direct, LLC, Hanesbrands Distribution, Inc., HBI Branded Apparel Limited, Inc., HBI Branded Apparel Enterprises, LLC, HbI International, LLC, HBI Sourcing, LLC, Inner Self LLC, Jasper-Costa Rica, L.L.C., National Textiles, L.L.C., NT Investment Company, Inc., Playtex Dorado, LLC, Playtex Industries, Inc., Seamless Textiles, LLC, UPCR, Inc. and UPEL, Inc. (the “Initial Guarantors” and, together with each subsidiary of the Company that pursuant to the terms of the Indenture referred to below hereafter guarantees the Company’s obligations under such Indenture, the “Guarantors”), hereby confirm their agreement with Morgan Stanley & Co. Incorporated and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representatives (the “Representatives”) of the several purchasers named in Schedule I hereto (collectively with the Representatives, the “Initial Purchasers”) with respect to the issuance and sale by the Company to the Initial Purchasers of $500,000,000 principal amount of its Floating Rate Senior Notes due 2014 (the “Securities”) to be issued pursuant to the provisions of an Indenture to be dated as of the Closing Date (as defined in Section 4) (the “Indenture”), among the Company, as issuer, the Initial Guarantors, as guarantors, and Branch Banking & Trust Company, as trustee (the “Trustee”). The Securities will be guaranteed as to principal and interest pursuant to the Indenture by the Guarantors (each such guarantee, a “Securities Guarantee”).
     The Securities will be offered without being registered under the Securities Act of 1933, as amended (the “Securities Act”), to qualified institutional buyers in compliance with the exemption from registration provided by Rule 144A under the Securities Act and in offshore transactions in reliance on Regulation S under the Securities Act (“Regulation S”).

     The Initial Purchasers and their direct and indirect transferees will be entitled to the benefits of a Registration Rights Agreement to be dated as of the Closing Date between the Company and the Initial Purchasers (the “Registration Rights Agreement”).
     In connection with the sale of the Securities, the Company has prepared a preliminary offering memorandum (the “Preliminary Memorandum”) and will prepare a final offering memorandum (the “Final Memorandum”) including or incorporating by reference a description of the terms of the Securities, the terms of the offering and a description of the Company. For purposes of this Agreement, “Additional Written Offering Communication” means any written communication (as defined in Rule 405 under the Securities Act) that constitutes an offer to sell or a solicitation of an offer to buy the Securities other than the Preliminary Memorandum or the Final Memorandum, and “Time of Sale Memorandum” means the Preliminary Memorandum together with the Additional Written Offering Communications, if any, each identified in Schedule II hereto. As used herein, the terms Preliminary Memorandum, Time of Sale Memorandum and Final Memorandum shall include the documents, if any, incorporated by reference therein. The terms “supplement,” “amendment” and “amend” as used herein with respect to the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any Additional Written Offering Communication shall include all documents subsequently filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are deemed to be incorporated by reference therein.
     1. Representations and Warranties. Each Initial Guarantor, as to itself, and the Company, as to itself and its subsidiaries, represents and warrants to, and agrees with, you that:
     (a) (i) Each document, if any, filed or to be filed pursuant to the Exchange Act and incorporated by reference in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum complied or will comply when so filed in all material respects with the Exchange Act and the applicable rules and regulations of the Commission thereunder, (ii) the Time of Sale Memorandum does not, and at the time of each sale of the Securities in connection with the offering when the Final Memorandum is not yet available to prospective purchasers and at the Closing Date (as defined in Section 4), the Time of Sale Memorandum, as then amended or supplemented by the Company, if applicable, will not, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, (iii) the Preliminary Memorandum does not contain and the Final Memorandum, in the form used by the Initial Purchasers to confirm sales and on the Closing Date, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that the representations and warranties set forth in this paragraph do not apply to statements or omissions in the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum based upon information relating to any Initial Purchaser furnished to the Company in writing by such Initial Purchaser through you expressly for use therein.
     (b) Except for the Additional Written Offering Communications, if any, identified in Schedule II hereto, and electronic road shows, if any, furnished to you before first use, the

Company has not prepared, used or referred to, and will not, without your prior consent, prepare, use or refer to, any Additional Written Offering Communication.
     (c) The accountants who certified the financial statements and supporting schedules included in the Time of Sale Memorandum and the Final Memorandum are independent public accountants within the meaning of Regulation S-X under the Securities Act.
     (d) The combined and consolidated financial statements of the Company included in the Time of Sale Memorandum and the Final Memorandum, together with the related schedules and notes, present fairly in all material respects the financial position of the Company and its combined and consolidated subsidiaries at the dates indicated and, with respect to the statement of operations, stockholders’ equity and cash flows of the Company and its combined and consolidated subsidiaries, for the periods specified; said combined and consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis throughout the periods involved. The supporting schedules, if any, present fairly in all material respects in accordance with generally accepted accounting principles the information required to be stated therein.
     (e) The Company has been duly incorporated, is validly existing as a corporation in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Memorandum and the Final Memorandum and is duly qualified to transact business as a foreign corporation and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”).
     (f) Each subsidiary of the Company has been duly formed, is validly existing in good standing under the laws of the jurisdiction of its incorporation, has the corporate power and authority to own its property and to conduct its business as described in the Time of Sale Memorandum and the Final Memorandum and is duly qualified to transact business and is in good standing in each jurisdiction in which the conduct of its business or its ownership or leasing of property requires such qualification, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect; all of the issued shares of capital stock of each subsidiary of the Company have been duly and validly authorized and issued, are fully paid and non-assessable and, except as described in the Time of Sale Memorandum and in the Final Memorandum, are owned directly or indirectly by the Company (other than directors’ and foreign nationals’ qualifying shares), free and clear of all liens, encumbrances, equities or claims except to the extent that failure to own such capital stock (other than with respect to the Initial Guarantors) would not have a Material Adverse Effect.
     (g) This Agreement has been duly authorized, executed and delivered by each of the Company and the Initial Guarantors.
     (h) The Securities have been duly authorized and, when executed and authenticated by the Company and Trustee in accordance with the provisions of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of this Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to (i) applicable bankruptcy, reorganization, insolvency, fraudulent conveyance, moratorium and other similar laws affecting creditors’ rights generally and (ii) general principles of equity (whether considered in a proceeding in equity or at law) (collectively, the “Enforceability Limitations”); the Securities will be entitled to the benefits of the Indenture pursuant to which such Securities are to be issued and the Registration Rights Agreement.
     (i) Each of the Indenture and the Registration Rights Agreement has been duly authorized, executed and delivered by the Company and each of the Initial Guarantors, and, when executed by the other party or parties thereto, as the case may be, will be a valid and binding agreement of the Company and each of the Initial Guarantors, enforceable in accordance with its terms, subject to the Enforceability Limitations, and except as rights to indemnification and contribution under the Registration Rights Agreement may be limited under applicable law.
     (j) Each Securities Guarantee has been duly authorized by, and when executed and delivered pursuant to the Indenture will be a valid and binding obligation of, the Initial Guarantor that is the guarantor thereunder, enforceable in accordance with its terms, subject to the Enforceability Limitations.
     (k) The execution and delivery by the Company and each of the Initial Guarantors of, and the performance by the Company and the Initial Guarantors of their respective obligations under, this Agreement, the Indenture, the Registration Rights Agreement, the Securities and the Securities Guarantees will not contravene any provision of applicable law or the certificate of incorporation or bylaws of the Company or any of its subsidiaries (except to the extent that such contravention of a subsidiary’s (other than the Initial Guarantors) certificate of incorporation or bylaws would not have a Material Adverse Effect) or any agreement or other instrument binding upon the Company or any of its subsidiaries that is material to the Company and its subsidiaries, taken as a whole, or any judgment, order or decree of any governmental body, agency or court having jurisdiction over the Company or any subsidiary, and no consent, approval, authorization or order of, or qualification with, any governmental body or agency is required for the performance by the Company and the Initial Guarantors of their respective obligations under this Agreement, the Indenture, the Registration Rights Agreement, the Securities or the Securities Guarantees, except such as may be required by the securities or Blue Sky laws of the various states in connection with the offer and sale of the Securities and by federal and state securities laws with respect to the Company’s obligations under the Registration Rights Agreement.
     (l) The Company has not taken or failed to take, and has no current intention of taking or failing to take, any action that would result in the distribution of its common stock to shareholders of Sara Lee Corporation failing to meet the requirements of a tax-free distribution under Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”) or a tax-free reorganization under Section 368(a)(1)(D) of the Code.
     (m) There has not occurred any material adverse change, or any development involving a prospective material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum provided to prospective purchasers of the Securities.

     (n) Other than proceedings accurately described in all material respects in the Time of Sale Memorandum and in the Final Memorandum, there are no legal or governmental proceedings pending or, to the knowledge of the Company, threatened to which the Company or any of its subsidiaries is a party or to which any of the properties of the Company or any of its subsidiaries is subject that would have a Material Adverse Effect, or on the power or ability of the Company and the Initial Guarantors to perform their respective obligations under this Agreement, the Indenture, the Registration Rights Agreement, the Securities or the Securities Guarantees or to consummate the transactions contemplated by the Time of Sale Memorandum.
     (o) The Company and its subsidiaries have good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by them which is material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects except such as are described in the Time of Sale Memorandum or such as would not be expected to have a Material Adverse Effect; and any real property and buildings held under lease by the Company and its subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as do not interfere with the use made and proposed to be made of such property and buildings by the Company and its subsidiaries except as described in the Time of Sale Memorandum or such as would not be expect to have a Material Adverse Effect.
     (p) The Company and its subsidiaries own or possess, or can acquire on reasonable terms, all material patents, patent rights, licenses, inventions, copyrights, know-how (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures), trademarks, service marks and trade names necessary for the conduct of their business, and neither the Company nor any of its subsidiaries has received any notice of infringement of or conflict with asserted rights of others with respect to any of the foregoing which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect.
     (q) No material labor dispute with the employees of the Company or any of its subsidiaries exists, except as described in the Time of Sale Memorandum, or, to the knowledge of the Company, is imminent; and the Company is not aware of any existing, threatened or imminent labor disturbance by the employees of any of its principal suppliers, manufacturers or contractors that could have a Material Adverse Effect.
     (r) The Company and each of its subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as are generally considered prudent and customary in the businesses in which they are engaged.
     (s) The Company and its subsidiaries possess all certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to conduct their respective businesses except where the failure to possess such certificates, authorizations and permits would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any notice of proceedings relating to the revocation or modification of any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would have a Material Adverse Effect except as described in the Time of Sale Memorandum.

     (t) The Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, state and local laws and regulations relating to the protection of human health and safety, the environment or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except where such noncompliance with Environmental Laws, failure to receive required permits, licenses or other approvals or failure to comply with the terms and conditions of such permits, licenses or approvals would not, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (u) There are no costs or liabilities associated with Environmental Laws (including, without limitation, any capital or operating expenditures required for clean-up, closure of properties or compliance with Environmental Laws or any permit, license or approval, any related constraints on operating activities and any potential liabilities to third parties) which would, singly or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     (v) The Company and each of its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Except as described in the Time of Sale Memorandum, since the end of the Company’s most recent audited fiscal year, there has been (i) no material weakness in the Company’s internal control over financial reporting (whether or not remediated) and (ii) no change in the Company’s internal control over financial reporting that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.
     (w) The Company is not, and after giving effect to the offering and sale of the Securities and the application of the proceeds thereof as described in the Final Memorandum will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
     (x) Neither the Company nor any affiliate (as defined in Rule 501(b) of Regulation D under the Securities Act, an “Affiliate”) of the Company has directly, or through any agent, (i) sold, offered for sale, solicited offers to buy or otherwise negotiated in respect of, any security (as defined in the Securities Act) which is or will be integrated with the sale of the Securities in a manner that would require the registration under the Securities Act of the Securities or (ii) offered, solicited offers to buy or sold the Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
     (y) None of the Company, its Affiliates or any person acting on its or their behalf has engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities and the Company and its Affiliates and any person acting on its or their behalf have complied and will comply with the offering restrictions requirement of Regulation S.
     (z) It is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers in the manner contemplated by this Agreement to register the Securities or the Securities Guarantees under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939, as amended.
     (aa) The Securities and the Securities Guarantees satisfy the requirements set forth in Rule 144A(d)(3) under the Securities Act.
     2. Agreements to Sell and Purchase. The Company hereby agrees to sell to the several Initial Purchasers, and each Initial Purchaser, upon the basis of the representations and warranties herein contained, but subject to the conditions hereinafter stated, agrees, severally and not jointly, to purchase from the Company, the principal amount of Securities set forth in Schedule I hereto opposite its name at a purchase price of 98.625% of the principal amount thereof (the “Purchase Price”) plus accrued interest, if any, from the date of issuance.
     3. Terms of Offering. You have advised the Company that the Initial Purchasers will make an offering of the Securities purchased by the Initial Purchasers hereunder on the terms set forth in the Final Memorandum as soon as practicable after this Agreement is entered into as in your judgment is advisable.
     4. Payment and Delivery. Payment for the Securities shall be made to the Company in federal or other funds immediately available in New York City against delivery of such Securities for the respective accounts of the several Initial Purchasers at 10:00 a.m., New York City time, on December 14, 2006. The time and date of such payment are hereinafter referred to as the “Closing Date.”
     The Securities shall be in definitive form or global form, as specified by you, and registered in such names and in such denominations as you shall request in writing not later than one full business day prior to the Closing Date. The Securities shall be delivered to you on the Closing Date for the respective accounts of the several Initial Purchasers, with any transfer taxes payable in connection with the transfer of the Securities to the Initial Purchasers duly paid, against payment of the Purchase Price therefor plus accrued interest, if any, to the date of payment and delivery.
     5. Conditions to the Initial Purchasers’ Obligations. The several obligations of the Initial Purchasers to purchase and pay for the Securities on the Closing Date are subject to the following conditions:
     (a) Subsequent to the execution and delivery of this Agreement and prior to the Closing Date:
     (i) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded the Company or any of the securities of the Company or any of its subsidiaries or in the rating outlook for the Company by any “nationally recognized statistical rating organization,” as such term is defined for purposes of Rule 436(g)(2) under the Securities Act; and
     (ii) there shall not have occurred any change, or any development involving a prospective change, in the condition, financial or otherwise, or in the earnings, business or operations of the Company and its subsidiaries, taken as a whole, from that set forth in the Time of Sale Memorandum provided to the prospective purchasers of the Securities that, in your judgment, is material and adverse and that makes it, in your judgment, impracticable to market the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum.
     (b) The Initial Purchasers shall have received on the Closing Date a certificate, dated the Closing Date and signed by an executive officer of the Company and each Initial Guarantor, (i) in the case of the certificate signed by an executive officer of the Company to the effect set forth in Section 5(a)(i), and (ii) to the effect that the representations and warranties of the Company or such Initial Guarantor, as the case may be, contained in this Agreement are true and correct in all material respects (except for those representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) as of the Closing Date and that the Company or such Initial Guarantor, as the case may be, has complied with all of the agreements and satisfied all of the conditions on its part to be performed or satisfied hereunder on or before the Closing Date.
     The officer signing and delivering such certificate may rely upon the best of his or her knowledge as to proceedings threatened.
     (c) The Initial Purchasers shall have received on the Closing Date the opinions of (i) Kirkland & Ellis LLP, outside counsel for the Company, and (ii) Venable LLP, Maryland counsel for the Company, dated the Closing Date, to the effect set forth in Exhibit A-1 and A-2, respectively. Such opinions shall be rendered to the Initial Purchasers at the request of the Company and shall so state therein.
     (d) The Initial Purchasers shall have received on the Closing Date the opinions of (i) Sidley Austin LLP, counsel to the Initial Purchasers and (ii) Mayer, Brown, Rowe & Maw LLP, special counsel for the Initial Purchasers, dated the Closing Date, to the effect set forth in Exhibit B-1 and B-2, respectively.
     (e) The Initial Purchasers shall have received on each of the date hereof and the Closing Date a letter, dated the date hereof or the Closing Date, as the case may be, in form and substance satisfactory to the Initial Purchasers, from PricewaterhouseCoopers LLP, independent public accountants, containing statements and information of the type ordinarily included in accountants’ “comfort letters” to underwriters with respect to the financial statements and certain financial information contained in or incorporated by reference into the Time of Sale Memorandum and the Final Memorandum; provided that the letter delivered on the Closing Date shall use a “cut-off date” not earlier than the date that is three business days prior to the Closing Date.

     6. Covenants of the Company. The Company and each Initial Guarantor covenants with each Initial Purchaser as follows:
     (a) The Company will furnish to you in New York City, without charge, prior to 10:00 a.m. New York City time on the business day next succeeding the date of this Agreement and during the period mentioned in Section 6(d) or (e), as many copies of the Time of Sale Memorandum, the Final Memorandum, any documents incorporated by reference therein and any supplements and amendments thereto as you may reasonably request.
     (b) The Company, before amending or supplementing the Preliminary Memorandum, the Time of Sale Memorandum or the Final Memorandum at any time prior to the completion of the resale of all of the Securities by you, will furnish to you a copy of each such proposed amendment or supplement and not to use any such proposed amendment or supplement to which you reasonably object.
     (c) The Company will furnish to you a copy of each proposed Additional Written Offering Communication to be prepared by or on behalf of, used by, or referred to by the Company prior to the completion of the resale of all of the Securities by you and not to use or refer to any proposed Additional Written Offering Communication to which you reasonably object.
     (d) If the Time of Sale Memorandum is being used to solicit offers to buy the Securities at a time when the Final Memorandum is not yet available to prospective purchasers and any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Time of Sale Memorandum in order to make the statements therein, in the light of the circumstances, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Time of Sale Memorandum to comply with applicable law, the Company forthwith will prepare and furnish, at its own expense, to the Initial Purchasers upon request, either amendments or supplements to the Time of Sale Memorandum so that the statements in the Time of Sale Memorandum as so amended or supplemented will not, in the light of the circumstances when delivered to a prospective purchaser, be misleading or so that the Time of Sale Memorandum, as amended or supplemented, will comply with applicable law.
     (e) If, during such period after the date hereof and prior to the date on which all of the Securities shall have been sold by the Initial Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Memorandum in order to make the statements therein, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, not misleading, or if, in the opinion of counsel for the Initial Purchasers, it is necessary to amend or supplement the Final Memorandum to comply with applicable law, the Company forthwith will prepare and furnish, at its own expense, to the Initial Purchasers, either amendments or supplements to the Final Memorandum so that the statements in the Final Memorandum as so amended or supplemented will not, in the light of the circumstances when the Final Memorandum is delivered to a purchaser, be misleading or so that the Final Memorandum, as amended or supplemented, will comply with applicable law.

     (f) The Company and each Initial Guarantor will endeavor to qualify the Securities for offer and sale under the securities or Blue Sky laws of such jurisdictions as you shall reasonably request.
     (g) Whether or not the transactions contemplated in this Agreement are consummated or this Agreement is terminated, the Company will pay or cause to be paid all expenses incident to the performance of its obligations under this Agreement, including: (i) the fees, disbursements and expenses of the Company’s counsel and the Company’s accountants in connection with the issuance and sale of the Securities and all other fees or expenses in connection with the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company and any amendments and supplements to any of the foregoing, including all printing costs associated therewith, and the delivering of copies thereof to the Initial Purchasers, in the quantities herein above specified, (ii) all costs and expenses related to the transfer and delivery of the Securities to the Initial Purchasers, including any transfer or other taxes payable thereon, (iii) the cost of printing or producing any Blue Sky or legal investment memorandum in connection with the offer and sale of the Securities under state securities laws and all expenses in connection with the qualification of the Securities for offer and sale under state securities laws as provided in Section 6(f) hereof, including filing fees and the reasonable fees and disbursements of counsel for the Initial Purchasers in connection with such qualification and in connection with the Blue Sky or legal investment memorandum, (iv) any fees charged by rating agencies for the rating of the Securities, (v) the fees and expenses, if any, incurred in connection with the admission of the Securities for trading in PORTAL or any appropriate market system, (vi) the costs and charges of the Trustee and any transfer agent, registrar or depositary, (vii) the cost of the preparation, issuance and delivery of the Securities, (viii) fifty percent of the costs and expenses of the Company relating to investor presentations on any “road show” undertaken in connection with the marketing of the offering of the Securities, including, without limitation, expenses associated with the preparation or dissemination of any electronic road show, expenses associated with production of road show slides and graphics, fees and expenses of any consultants engaged in connection with the road show presentations with the prior approval of the Company, travel and lodging expenses of the representatives and officers of the Company and any such consultants, and the cost of any aircraft chartered in connection with the road show, (ix) the document production charges and expenses associated with printing this Agreement and (x) all other cost and expenses incident to the performance of the obligations of the Company hereunder for which provision is not otherwise made in this Section. It is understood, however, that except as provided in this Section, Section 8, and the last paragraph of Section 10, the Initial Purchasers will pay all of their costs and expenses, including fees and disbursements of their counsel, transfer taxes payable on resale of any of the Securities by them and any advertising expenses connected with any offers they may make.
     (h) Neither the Company nor any Affiliate will sell, offer for sale or solicit offers to buy or otherwise negotiate in respect of any security (as defined in the Securities Act) which could be integrated with the sale of the Securities in a manner which would require the registration under the Securities Act of the Securities.
     (i) Neither the Company nor any Initial Guarantor will solicit any offer to buy or offer or sell the Securities by means of any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act.
     (j) While any of the Securities remain “restricted securities” within the meaning of the Securities Act, the Company and each Initial Guarantor will make available, upon request, to any seller of such Securities the information specified in Rule 144A(d)(4) under the Securities Act, unless the Company or such Initial Guarantor, as the case may be, is then subject to Section 13 or 15(d) of the Exchange Act or, in the case of an Initial Guarantor, the Company is in receipt of an opinion of counsel to the effect that such Initial Guarantor is not required to provide such information in order for the Securities to be eligible for resale pursuant to the exemption from registration provided by Rule 144A.
     (k) If requested by you, to use its best efforts to permit the Securities to be designated PORTAL securities in accordance with the rules and regulations adopted by the National Association of Securities Dealers, Inc. relating to trading in the PORTAL Market.
     (l) None of the Company, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers) will engage in any directed selling efforts (as that term is defined in Regulation S) with respect to the Securities, and the Company and its Affiliates and each person acting on its or their behalf (other than the Initial Purchasers) will comply with the offering restrictions requirement of Regulation S.
     (m) During the period of two years after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Securities which constitute “restricted securities” under Rule 144 that have been reacquired by any of them.
     (n) The Company will not to take any action prohibited by Regulation M under the Exchange Act in connection with the distribution of the Securities contemplated hereby.
     The Company also agrees that, without the prior written consent of the Representatives on behalf of the Initial Purchasers, it will not, during the period beginning on the date hereof and continuing to and including the Closing Date, offer, sell, contract to sell or otherwise dispose of any debt securities of the Company or warrants to purchase debt securities of the Company substantially similar to the Securities (other than the sale of the Securities under this Agreement).
     7. Offering of Securities; Restrictions on Transfer. (a) Each Initial Purchaser, severally and not jointly, represents and warrants that such Initial Purchaser is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (a “QIB”). Each Initial Purchaser, severally and not jointly, agrees with the Company that (i) it will not solicit offers for, or offer or sell, such Securities by any form of general solicitation or general advertising (as those terms are used in Regulation D under the Securities Act) or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act and (ii) it will solicit offers for such Securities only from, and will offer such Securities only to, persons that it reasonably believes to be (A) in the case of offers inside the United States, QIBs or (B) in the case of offers outside the United States, to persons other than U.S. persons (“foreign purchasers,” which term shall include dealers or other professional fiduciaries in the United States acting on a discretionary basis for foreign beneficial owners (other than an estate or trust)) in reliance upon Regulation S under the Securities Act that, in each case, in purchasing such Securities are deemed to have represented and agreed as provided in the Final Memorandum under the caption “Transfer Restrictions.”
     (b) Each Initial Purchaser, severally and not jointly, represents, warrants, and agrees with respect to offers and sales outside the United States that:
     (i) such Initial Purchaser understands that no action has been or will be taken in any jurisdiction by the Company that would permit a public offering of the Securities, or possession or distribution of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any other offering or publicity material relating to the Securities, in any country or jurisdiction where action for that purpose is required;
     (ii) such Initial Purchaser will comply with all applicable laws and regulations in each jurisdiction in which it acquires, offers, sells or delivers Securities or has in its possession or distributes the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum or any such other material, in all cases at its own expense;
     (iii) the Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in accordance with Rule 144A or Regulation S under the Securities Act or pursuant to another exemption from the registration requirements of the Securities Act;
     (iv) such Initial Purchaser has offered the Securities and will offer and sell the Securities (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the Closing Date and the date the Securities were first offered to persons other than the Initial Purchasers, only in accordance with Rule 903 of Regulation S or as otherwise permitted in Section 7(a); accordingly, neither such Initial Purchaser, its Affiliates nor any persons acting on its or their behalf have engaged or will engage in any directed selling efforts (within the meaning of Regulation S) with respect to the Securities, and any such Initial Purchaser, its Affiliates and any such persons have complied and will comply with the offering restrictions requirement of Regulation S; and
     (v) such Initial Purchaser, in relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Member State”), has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Member State it has not made and will not make an offer of Securities to the public in that Member State, except that it may, with effect from and including such date, make an offer of Securities to the public in that Member State:
     (A) at any time to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;
     (B) at any time to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or
     (C) at any time in any other circumstances which do not require the publication by us of a prospectus pursuant to Article 3 of the Prospectus Directive.
     For the purposes of the above, the expression an “offer of Securities to the public” in relation to any Securities in any Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the Securities to be offered so as to enable an investor to decide to purchase or subscribe for the Securities, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in that Member State;
     (vi) such Initial Purchaser agrees that, at or prior to confirmation of sales of the Securities, it will have sent to each distributor, dealer or person receiving a selling concession, fee or other remuneration that purchases Securities from it during the restricted period a confirmation or notice to substantially the following effect:
     “The Securities covered hereby have not been registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered and sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the closing date and the date the Securities were first offered to persons other than the distributors, except in either case in accordance with Regulation S (or Rule 144A if available) under the Securities Act. Terms used above have the meaning given to them by Regulation S.”
     Terms used in this Section 7(b) have the meanings given to them by Regulation S.
     8. Indemnity and Contribution. (a) The Company and each Initial Guarantor agree to indemnify and hold harmless each Initial Purchaser, each person, if any, who controls any Initial Purchaser within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, and each affiliate of any Initial Purchaser within the meaning of Rule 405 under the Securities Act from and against any and all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim) caused by any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by, or referred to by the Company, or the Final Memorandum or any amendment or supplement thereto, or caused by any omission or alleged omission to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they were made not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information relating to any Initial Purchaser furnished to the Company and the Initial Guarantors in writing by such Initial Purchaser through you expressly for use therein.
     (b) Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless the Company and each Initial Guarantor, their respective directors, their respective officers and each person, if any, who controls the Company or any Initial Guarantor within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from the Company and each Initial Guarantor to such Initial Purchaser, but only with reference to information relating to such Initial Purchaser furnished to the Company and the Initial Guarantors in writing by such Initial Purchaser through you expressly for use in the Preliminary Memorandum, the Time of Sale Memorandum, any Additional Written Offering Communication prepared by or on behalf of, used by or referred to by the Company, or the Final Memorandum or any amendment or supplement thereto.
     (c) In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 8(a) or 8(b), such person (the “indemnified party”) shall promptly notify the person against whom such indemnity may be sought (the “indemnifying party”) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the reasonably incurred fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the reasonably incurred fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in respect of the legal expenses of any indemnified party in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties and that all such fees and expenses shall be reimbursed as they are incurred. Such firm shall be designated in writing by the Representatives, in the case of parties indemnified pursuant to Section 8(a), and by the Company, in the case of parties indemnified pursuant to Section 8(b). The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the second and third sentences of this paragraph, the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.
     (d) To the extent the indemnification provided for in Section 8(a) or 8(b) is unavailable to an indemnified party or insufficient in respect of any losses, claims, damages or liabilities referred to therein, then each indemnifying party under such paragraph, in lieu of indemnifying such indemnified party thereunder, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company and the Initial Guarantors on the one hand and the Initial Purchasers on the other hand from the offering of the Securities or (ii) if the allocation provided by clause 8(d)(i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause 8(d)(i) above but also the relative fault of the Company and the Initial Guarantors on the one hand and of the Initial Purchasers on the other hand in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company and the Initial Guarantors on the one hand and the Initial Purchasers on the other hand in connection with the offering of the Securities shall be deemed to be in the same respective proportions as the net proceeds from the offering of the Securities (before deducting expenses) received by the Company and the total discounts and commissions received by the Initial Purchasers bear to the aggregate offering price of the Securities. The relative fault of the Company and the Initial Guarantors on the one hand and of the Initial Purchasers on the other hand shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or an Initial Guarantor or by the Initial Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The Initial Purchasers’ respective obligations to contribute pursuant to this Section 8 are several in proportion to the respective principal amount of Securities they have purchased hereunder, and not joint.
     (e) The Company, the Initial Guarantors and the Initial Purchasers agree that it would not be just or equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation that does not take account of the equitable considerations referred to in Section 8(d). The amount paid or payable by an indemnified party as a result of the losses, claims, damages and liabilities referred to in Section 8(d) shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 8, no Initial Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Securities resold by it in the initial placement of such Securities were offered to investors exceeds the amount of any damages that such Initial Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

The remedies provided for in this Section 8 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.
     (f) The indemnity and contribution provisions contained in this Section 8 and the representations, warranties and other statements of the Company and the Initial Guarantors contained in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Initial Purchaser, any person controlling any Initial Purchaser or any affiliate of any Initial Purchaser or by or on behalf of the Company, its officers or directors or any person controlling the Company and (iii) acceptance of and payment for any of the Securities.
     9. Termination. The Initial Purchasers may terminate this Agreement by notice given by you to the Company, if after the execution and delivery of this Agreement and prior to the Closing Date (i) trading generally shall have been suspended or materially limited on, or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Market, the Chicago Board of Options Exchange, the Chicago Mercantile Exchange or the Chicago Board of Trade, (ii) trading of any securities of the Company shall have been suspended on any exchange or in any over-the-counter market, (iii) a material disruption in securities settlement, payment or clearance services in the United States shall have occurred, (iv) any moratorium on commercial banking activities shall have been declared by federal or New York State authorities or (v) there shall have occurred any outbreak or escalation of hostilities, or any change in financial markets or any calamity or crisis that, in your judgment, is material and adverse and which, singly or together with any other event specified in this clause (v), makes it, in your judgment, impracticable or inadvisable to proceed with the offer, sale or delivery of the Securities on the terms and in the manner contemplated in the Time of Sale Memorandum or the Final Memorandum.
     10. Effectiveness; Defaulting Initial Purchasers. This Agreement shall become effective upon the execution and delivery hereof by the parties hereto.
     If, on the Closing Date, any one or more of the Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on such date, and the aggregate principal amount of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase is not more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, the other Initial Purchasers shall be obligated severally in the proportions that the principal amount of Securities set forth opposite their respective names in Schedule I bears to the aggregate principal amount of Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as you may specify, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on such date; provided that in no event shall the principal amount of Securities that any Initial Purchaser has agreed to purchase pursuant to this Agreement be increased pursuant to this Section 10 by an amount in excess of one-ninth of such principal amount of Securities without the written consent of such Initial Purchaser. If, on the Closing Date any Initial Purchaser or Initial Purchasers shall fail or refuse to purchase Securities which it or they have agreed to purchase hereunder on such date and the aggregate principal amount of Securities with respect to which such default occurs is more than one-tenth of the aggregate principal amount of Securities to be purchased on such date, and arrangements satisfactory to you and the Company for the purchase of such Securities are not made within 36 hours after such default, this Agreement shall terminate without liability on the part of any non-defaulting Initial Purchaser or of the Company. In any such case either you or the Company shall have the right to postpone the Closing Date, but in no event for longer than seven days, in order that the required changes, if any, in the Time of Sale Memorandum, the Final Memorandum or in any other documents or arrangements may be effected. Any action taken under this paragraph shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.
     If this Agreement shall be terminated by the Initial Purchasers, or any of them, because of any failure or refusal on the part of the Company to comply with the terms or to fulfill any of the conditions of this Agreement, or if for any reason the Company shall be unable to perform its obligations under this Agreement, the Company shall reimburse the Initial Purchasers or such Initial Purchasers as have so terminated this Agreement with respect to themselves, severally, for all out-of-pocket expenses (including the fees and disbursements of their counsel) reasonably incurred by such Initial Purchasers in connection with this Agreement or the offering contemplated hereunder.
     11. Entire Agreement. (a) This Agreement, together with any contemporaneous written agreements and any prior written agreements (to the extent not superseded by this Agreement) that relate to the offering of the Securities, represents the entire agreement between the Company, the Initial Guarantors and the Initial Purchasers with respect to the preparation of the Preliminary Memorandum, the Time of Sale Memorandum, the Final Memorandum, the conduct of the offering and the purchase and sale of the Securities.
     (b) The Company and the Initial Guarantors acknowledge that in connection with the offering of the Securities: (i) the Initial Purchasers have acted at arms length, are not agents of, and owe no fiduciary duties to, the Company, the Initial Guarantors or any other person; (ii) the Initial Purchasers owe the Company and the Initial Guarantors only those duties and obligations set forth in this Agreement and prior written agreements (to the extent not superseded by this Agreement) if any; and (iii) the Initial Purchasers may have interests that differ from those of the Company and the Initial Guarantors. The Company and each of the Initial Guarantors waives to the full extent permitted by applicable law any claims it may have against the Initial Purchasers arising from an alleged breach of fiduciary duty in connection with the offering of the Securities.
     12. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.
     13. Applicable Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.
     14. Headings. The headings of the sections of this Agreement have been inserted for convenience of reference only and shall not be deemed a part of this Agreement.
     15. Notices. All communications hereunder shall be in writing and effective only upon receipt and if to the Initial Purchasers shall be delivered, mailed or sent to you in care of

Morgan Stanley & Co. Incorporated, 1585 Broadway, New York, New York 10036, Attention: High Yield Syndicate Desk, with a copy to the Legal Department and Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, North Tower, 7th Floor, New York, New York 10080, Attention: High Yield Capital Markets; and if to the Company or any of the Initial Guarantors shall be delivered, mailed or sent to 1000 East Hanes Mill Road, Winston-Salem, North Carolina 27105, Attention: Richard D. Moss.

Very truly yours,

Hanesbrands Inc.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

BA International, L.L.C.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

Caribesock, Inc.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

Caribetex, Inc.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

CASA International, LLC

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

Ceibena Del, Inc.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

Hanes Menswear, LLC

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

Hanes Puerto Rico, Inc.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

Hanesbrands Direct, LLC

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

Hanesbrands Distribution, Inc.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

HBI Branded Apparel Limited, Inc.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

HBI Branded Apparel Enterprises, LLC

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

HbI International, LLC

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

HBI Sourcing, LLC

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

Inner Self LLC

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

Jasper-Costa Rica, L.L.C.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

National Textiles, L.L.C.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

NT Investment Company, Inc.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

Playtex Dorado, LLC

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

Playtex Industries, Inc.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title:

Seamless Textiles, LLC

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

UPCR, Inc.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer

UPEL, Inc.

By:	/s/ Richard D. Moss

Name: Richard D. Moss Title: Treasurer
Accepted as of the date hereof:
Acting severally on behalf of themselves and the
          several Initial Purchasers named in Schedule I hereto.

Morgan Stanley & Co. Incorporated

By:	/s/ Jaap Tonckens

Name: Jaap Tonckens Title: Vice President, Morgan Stanley Senior Funding

Merrill Lynch, Pierce, Fenner & Smith Incorporated

By:	/s/ Tami Kidd

Name: Tami Kidd Title: Vice President

Schedule I
Principal Amount of Securities to be Purchased

Principal Amount of
Floating Rate Securities
Initial Purchaser	to be Purchased

Morgan Stanley & Co. Incorporated	$200,000,000
Merrill Lynch, Pierce, Fenner & Smith
Incorporated	200,000,000
ABN AMRO Incorporated	25,000,000
Barclays Capital Inc.	25,000,000
Citigroup Global Markets Inc.	25,000,000
HSBC Securities (USA) Inc.	25,000,000

Total:	$500,000,000
Sch. I-1

SCHEDULE II
PRICING SUPPLEMENT
Issued December 11, 2006
Hanesbrands Inc.
$500.0 MILLION FLOATING RATE SENIOR NOTES DUE 2014

Pricing Supplement dated December 11, 2006 to preliminary Offering Memorandum dated November 29, 2006 of Hanesbrands Inc. (“HBI”).
This Pricing Supplement is qualified in its entirety by the preliminary Offering Memorandum. The information in this Pricing Supplement supplements the preliminary Offering Memorandum and supersedes the information in the preliminary Offering Memorandum to the extent inconsistent with the information in the preliminary Offering Memorandum.
Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the preliminary Offering Memorandum.

Issuer:	Hanesbrands Inc., will issue the Notes.

Notes Offered:	$500.0 million aggregate principal amount of floating rate senior notes due 2014 (the “Notes”).

Maturity:	The Notes will mature on December 15, 2014.

Issue Price:	100% per Note plus accrued interest, if any.

Interest:	The Notes will bear interest at a floating rate equal to 6-month LIBOR plus 3.375% per annum, semi-annually in arrears.

Interest Payment Dates:	Interest on the Notes will be paid semi-annually in arrears on each of June 15 and December 15, beginning on June 15, 2007.

Interest on the Notes will accrue from the date of issuance.

Record Dates:	The record dates for the Notes will be June 1 and December 1 of each year until maturity.

Optional Redemption:	HBI may redeem the Notes, in whole or in part, at any time on or after December 15, 2008. The redemption price for the Notes (expressed as a percentage of principal amount) will be as follows, plus accrued and unpaid interest to the redemption date, if redeemed during the 12-month period commencing on December 15 of any year set forth below:

Sch. II-1

Year	Redemption Price

2008	102.000%
2009	101.000%
2010 and thereafter	100.000%

At any time prior to December 15, 2008 HBI may also redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ prior notice mailed by first-class mail to each Holder’s registered address, at a redemption price equal to 100% of the principal amount of Notes redeemed plus the Applicable Premium, as of, and accrued and unpaid interest and additional interest, if any, to the date of redemption (the “Redemption Date”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

At any time on or prior to December 15, 2008 HBI may redeem up to 35% of the principal amount of Notes with the net cash proceeds of one or more sales of Capital Stock (other than Disqualified Stock) of HBI at a redemption price equal to the product of (x) the sum of (1) 100% and (2) a percentage equal to the per annum rate of interest on the Notes then applicable on the date on which the notice of redemption is given and (y) the principal amount thereof, plus accrued and unpaid interest to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes originally issued under the Indenture remains outstanding after each such redemption and notice of any such redemption is mailed within 180 days of each such sale of Capital Stock.

Registration Rights:	HBI and the guarantors are obligated to use reasonable efforts to offer to exchange the Notes under the Securities Act or otherwise register the resale of the Notes no later than nine months days after the closing of this offering. If this requirement is not met, then the annual interest on the Notes will increase by (1) 0.25% for the first 90 days following the end of such period and (2) 0.25% at the beginning of each subsequent 90-day period up to a maximum of 1.0%. Holders who do not participate in the exchange offer or in the registration may thereafter hold a less liquid security than holders who do participate.

Trade Date:	December 11, 2006

Settlement Date:	We expect that delivery of the Notes will be made to investors in book-entry form through the facilities of The Depository Trust Company on or about December 14, 2006.

Sch. II-2

EXHIBIT A-1
OPINION OF KIRKLAND & ELLIS LLP
1.	Each of the Guarantors is a corporation or limited liability company existing and in good standing under the relevant law of its state of incorporation or formation, as the case may be, and as set forth on Exhibit A. The Company is in good standing under the jurisdictions set forth on Exhibit B.
2.	Each of the Guarantors has the corporate or limited liability company power, as applicable, to own its properties and conduct its business as described in the Time of Sale Memorandum and the Final Memorandum and to execute and deliver the Transaction Documents and to consummate the transactions contemplated thereby. Each Guarantor is duly qualified to transact business and is in good standing in the jurisdictions opposite its name on Exhibit A. With respect to each of the Guarantors listed on Exhibit A, such Guarantor’s authorized capital stock or limited liability company interests is as set forth on Exhibit A, and based solely on our review of such Guarantor’s stock ledger, the Company is the direct or indirect owner of record of the shares of such Guarantor’s capital stock or limited liability company interests as set forth on Exhibit A.
3.	The Placement Agreement has been duly authorized, executed and delivered by each of the Gurantors and duly executed and delivered by the Company.
4.	The Indenture has been duly authorized, executed and delivered by each of the Guarantors and duly executed and delivered by the Company and, assuming due authorization by the Company, and due authorization, execution and delivery by the Trustee, the Indenture is a valid and binding obligation of the Company and each of the Guarantors and is enforceable against the Company and each of the Guarantors in accordance with its terms.
5.	The Registration Rights Agreement has been duly authorized, executed and delivered by each of the Guarantors and duly executed and delivered by the Company and, assuming due authorization by the Company, and due authorization, execution and delivery by the Initial Purchasers, the Registration Rights Agreement is a valid and binding obligation of the Company and each of the Guarantors and is enforceable against the Company and each of the Guarantors in accordance with its terms.
6.	The Notes have been duly executed and delivered by the Company and, when paid for by the Initial Purchasers in accordance with the terms of the Placement Agreement (assuming the due authorization of the Indenture by the Trustee and the Company and due authentication and delivery of the Notes by the Trustee in accordance with the Indenture), the Notes will constitute valid and binding obligations of the Company, and will be enforceable against the Company in accordance with their terms.
7.	The Securities Guarantees have been duly authorized, executed and delivered by each of the Guarantors and when the Notes are paid for by the Initial Purchasers in accordance with the terms of the Placement Agreement (assuming the due authorization of the Indenture by the Company, the due authorization, execution and delivery of the Indenture

A-1-1

by the Trustee, the due authorization by the Company and the due authentication and delivery of the Notes by the Trustee in accordance with the Indenture), each of the Securities Guarantees will constitute a valid and binding obligation of each of the Guarantors, and will be enforceable against each of the Guarantors in accordance with its terms. Assuming due authorization by the Company and, when issued in accordance with the terms of the Indenture, the Registration Rights Agreement and the Exchange Offer (as defined in the Registration Rights Agreement), the Exchange Note Guarantees (as defined in the Registration Rights Agreement) will constitute valid and binding obligations of the Guarantors, entitled to the benefits of the Indenture and enforceable against the Guarantors in accordance with their terms.

8.	The execution and delivery of the Placement Agreement, the Notes, the Securities Guarantees, the Indenture and the Registration Rights Agreement by the Company or the Guarantors, as applicable, the performance by such entities of their respective obligations thereunder and the consummation of the transactions contemplated thereby (including, without limitation, the Company’s issuance and sale of the Notes to you in accordance with the terms of the Placement Agreement) do not and will not conflict with or constitute or result in a breach, creation of a lien or encumbrance or default under (or an event which with notice or the passage of time or both would constitute a default under) or violation of any of: (i) the Organizing Documents of the Guarantors; (ii) any statute or governmental rule or regulation which, in our experience, is normally applicable both to general business corporations that are not engaged in regulated business activities and to transactions of the type contemplated by the Final Memorandum (but without our having made any special investigation as to other laws and provided that we express no opinion in this paragraph with respect to (a) any laws, rules or regulations to which the Company or the Guarantors may be subject as a result of the Initial Purchasers’ legal or regulatory status or the involvement of the Initial Purchasers in such transactions, (b) any laws, rules or regulations relating to misrepresentations or fraud or (c) the Securities Act or the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”)); (iii) judgments, orders or decrees of which we have knowledge; or (iv) the terms or provisions of any document listed on Exhibit C attached hereto (provided that we express no opinion as to compliance with any financial test or cross-default provision in any such agreement).

9.	No consent, waiver, approval, authorization or order of any court or governmental authority is required for the issuance and sale by the Company of the Notes to the Initial Purchasers and the Securities Guarantees or the consummation by the Company or the Guarantors of the other transactions contemplated by the Transaction Documents, except such as may be required under the Securities Act, the Trust Indenture Act, the security or Blue Sky laws of the various states, as to which we express no opinion in this paragraph.

10.	The information in the Time of Sale Memorandum and the Final Memorandum under the headings “The Spin Off,” “Description of Certain Indebtedness,” “Description of the Notes,” “Transfer Restrictions,” “Certain U.S. Federal Income Tax Considerations” and “Private Placement” to the extent it summarizes laws, governmental rules or regulations or documents referred to therein is correct in all material respects.

A-2-2

11.	We have no actual knowledge of any legal or governmental proceeding that is pending or threatened against the Company or any of its subsidiaries that has caused us to conclude that such proceeding would be required to be described by Item 103 of Regulation S-K under the Securities Act but is not so described in the Time of Sale Memorandum.

12.	The Company is not, nor immediately after the sale of the Notes to the Initial Purchasers and application of the net proceeds therefrom as described in the Final Memorandum under the caption “Use of Proceeds” will be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

13.	No registration under the Securities Act of the Notes is required in connection with the sale of the Notes to the Initial Purchasers in the manner contemplated by the Placement Agreement and the Final Memorandum or in connection with the initial resale of the Notes by the Initial Purchasers in accordance with Section 7 of the Placement Agreement, assuming (i) that the purchasers who buy such Notes in the initial resale thereof are qualified institutional buyers as defined in Rule 144A promulgated under the Securities Act, or persons other than U.S. persons in connection with offers and sales made in reliance upon Regulation S under the Securities Act, (ii) the accuracy and completeness of the Initial Purchasers’ representations set forth in Section 7 of the Placement Agreement, and those of the Company and the Guarantors set forth in the Placement Agreement regarding, among other things, the absence of a general solicitation in connection with the sale of such Notes to the Initial Purchasers and the initial resales thereof, and (iii) the compliance with the procedures set forth in the Placement Agreement by the Initial Purchasers, the Company and the Guarantors.

A-3-3

Exhibit A

				Shares Owned
			Authorized	Directly or
	Jurisdiction of		Equity	Indirectly of
Name of Subsidiary	Formation		Capital	Record by Company
BA International, L.L.C.	Delaware		NA	100
Caribesock, Inc.	Delaware		1,000	100
Caribetex, Inc.	Delaware		1,000	100
CASA International, LLC	Delaware		NA	20,100
Ceibena Del, Inc.	Delaware		1,000	100
Hanesbrands Direct, LLC	Colorado		NA	1
Hanes Menswear, LLC	Delaware		NA	1
Hanes Puerto Rico, Inc.	Delaware		1,000	100
Hanesbrands Distribution, Inc.	Delaware		1,000	100
HBI Branded Apparel Limited, Inc.	Delaware		1,000	10
HBI Branded Apparel Enterprises, LLC	Delaware		NA	200
HbI International, LLC	Delaware		NA	100
HBI Sourcing, LLC	Delaware		NA	1
Inner Self LLC	Delaware		NA	1
Jasper-Costa Rica, L.L.C.	Delaware		NA	1
National Textiles, L.L.C.	Delaware		NA	10
NT Investment Company, Inc.	Delaware	[1]	3,500,000	3,120,001
Playtex Dorado, LLC	Delaware		NA	1
Playtex Industries, Inc.	Delaware		1,000	1,000
Seamless Textiles, LLC	Delaware		NA	1
UPCR, Inc.	Delaware		1,000	100
UPEL, Inc.	Delaware		1,000	100

[1]	NT Investment Company, Inc. is not currently in good standing.

A-4-4

Exhibit B
Company’s Jurisdictions of Good Standing
Alabama
Alaska
Arizona
Delaware
Georgia
Iowa
Massachusetts
Michigan
Minnesota
Mississippi
Ohio
Oregon
South Carolina
South Dakota
Tennessee
Utah
Washington
West Virginia
Wyoming

A-5-5

Exhibit C
Company’s Material Contracts
1.	Rights Agreement, dated as of September 1, 2006, between Hanesbrands Inc. and Computershare Trust Company, N.A.
2.	Form of Rights Certificate, pursuant to the Rights Agreement, dated as of September 1, 2006, between Hanesbrands Inc. and Computershare Trust Company, N.A.

3.	The Hanesbrands Inc. Omnibus Incentive Plan of 2006 (Effective July 2, 2006)
4.	Master Separation Agreement, dated as of August 31, 2006, between Sara Lee Corporation and Hanesbrands Inc.
5.	Hanesbrands Inc. Omnibus Incentive Plan Of 2006, Form of Non-Employee Director Restricted Stock Unit Grant Notice And Agreement
6.	Tax Sharing Agreement, dated as of August 31, 2006, by and among Sara Lee Corporation and its Affiliates and Hanesbrands Inc. and its Affiliates
7.	Hanesbrands Inc. Omnibus Incentive Plan Of 2006, Form Of Stock Option Grant Notice And Agreement
8.	Employee Matters Agreement, dated as of August 31, 2006, between Sara Lee Corporation and Hanesbrands Inc.
9.	Hanesbrands Inc. Omnibus Incentive Plan of 2006, Form of Restricted Stock Unit Grant Notice and Agreement
10.	Master Transition Services Agreement, dated as of August 31, 2006, between Sara Lee Corporation and Hanesbrands Inc.

11.	Hanesbrands Inc. Retirement Savings Plan (Effective July 24, 2006)
12.	Real Estate Matters Agreement, dated as of August 31, 2006, between Sara Lee Corporation and Hanesbrands Inc.

13.	Hanesbrands Inc. Supplemental Employee Retirement Plan (Effective January 1, 2006)
14.	Indemnification and Insurance Matters Agreement, dated as of August 31, 2006, between Sara Lee Corporation and Hanesbrands Inc.

15.	Hanesbrands Inc. Performance-Based Annual Incentive Plan (Effective July 2, 2006)
16.	Intellectual Property Matters Agreement, dated as of August 31, 2006, between Sara Lee Corporation and Hanesbrands Inc.
17.	Hanesbrands Inc. Executive Deferred Compensation Plan (Effective January 1, 2006 and as Conformed Through the First Amendment)

18.	Hanesbrands Inc. Executive Life Insurance Plan (Effective January 1, 2006)

19.	Hanesbrands Inc. Supplemental Employee Retirement Plan (Effective January 1, 2006)
20.	Hanesbrands Inc. Executive Long Term Disability Plan (Effective January 1, 2006)

A-6-6

21.	Hanesbrands Inc. Employee Stock Purchase Plan of 2006 (adopted by the Board of Directors of the Company by resolution dated July 19, 2006)

22.	Hanesbrands Inc. Non-Employee Director Deferred Compensation Plan (Effective July 2, 2006)
23.	Severance/Change in Control Agreement, dated September 1, 2006, between Hanesbrands Inc. and Richard A. Noll (“Executive”)
24.	Severance/Change in Control Agreement, dated September 1, 2006, between Hanesbrands Inc. and Joan P. McReynolds (“Executive”)
25.	Severance/Change in Control Agreement, dated September 1, 2006, between Hanesbrands Inc. and Kevin Hall (“Executive”)
26.	Severance/Change in Control Agreement, dated September 1, 2006, between Hanesbrands Inc. and Michael Flatow (“Executive”)
27.	Severance/Change in Control Agreement, dated September 1, 2006, between Hanesbrands Inc. and Gerald W. Evans Jr. (“Executive”)
28.	Severance/Change in Control Agreement, dated September 1, 2006, between Hanesbrands Inc. and E. Lee Wyatt Jr. (“Executive”)
29.	Severance/Change in Control Agreement, dated September 1, 2006, between Hanesbrands Inc. and Lee A. Chaden (“Executive”)
30.	Severance/Change in Control Agreement, dated September 1, 2006, between Hanesbrands Inc. and Kevin W. Oliver (“Executive”)
31.	Hanesbrands Inc. Bank and Bridge Facilities Commitment Letter, dated July 24, 2006, sent by Merrill Lynch Capital Corporation and Morgan Stanley Senior Funding, Inc. to Hanesbrands Inc.
32.	First Lien Credit Agreement, dated as of September 5, 2006, among Hanesbrands Inc., HSBC Bank USA, N.A., LaSalle Bank N.A., Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Citicorp USA Inc., and Citibank, N.A.
33.	Second Lien Credit Agreement, dated as of September 5, 2006, among HBI Branded Apparel Limited, Inc., Hanesbrands Inc., HSBC Bank USA, N.A., LaSalle Bank N.A., Barclays Bank PLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Morgan Stanley Senior Funding, Inc., Citicorp USA, Inc., and Citibank, N.A.
34.	Bridge Loan Agreement, dated as of September 5, 2006, among Hanesbrands Inc., Morgan Stanley Senior Funding, Inc., and Merrill Lynch, Pierce, Fenner & Smith Incorporated

A-7-7

EXHIBIT A-2
OPINION OF VENABLE LLP
     A. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the SDAT.
     B. The Company has the corporate power to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum under the caption “Description of Our Business” and to enter into and perform its obligations under the Note Documents, including the issuance of the Securities and the Exchange Securities.
     C. The execution, delivery and performance of its obligations under the Placement Agreement, the Indenture; the Registration Rights Agreement and the Securities (collectively, th “Note Documents”) have been duly authorized by all necessary corporate action of the Company. The Securities have been duly authorized by the Company for issuance and sale pursuant to the Placement Agreement and the Indenture and the Securities issued in exchange for the Securities pursuant to the Registration Rights Agreement (the “Exchange Securities”) have been duly authorized for issuance by the Company.
     D. The execution, delivery and performance by the Company of its obligations under the Note Documents and the consummation by the Company of the transactions contemplated thereby, including the sale and issuance of the Securities and the Exchange Securities by the Company, do not and will not conflict with the Charter or Bylaws or with any judgment, ruling, decree or order known to us, or any statute, rule or regulation of any court or other government agency or body of the State of Maryland applicable to the Company. We call your attention to the fact that, in connection with the delivery of this opinion, we have not ordered or reviewed judgment, lien or any other searches of public or private records of the Company or its properties.

A-2-1

EXHIBIT B-1
OPINION OF SIDLEY AUSTIN LLP
     The opinion of Sidley Austin LLP to be delivered pursuant to Section 5(d)(i) of the Placement Agreement shall be to the effect that:
     A. The Placement Agreement has been duly authorized, executed and delivered by each Initial Guarantor the jurisdiction of organization of which is the State of Delaware (each, a “Delaware Guarantor”).
     B. The statements relating to legal matters, documents or proceedings included in the Final Memorandum under the caption “Private Placement” fairly summarize in all material respects such matters, documents and proceedings.
     C. Based upon the representations, warranties and agreements of the Company in Sections 1(w), 1(x), 1(z), 6(h), 6(i) and 6(m) of the Placement Agreement and of the Initial Purchasers in Section 7 of the Placement Agreement, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers under the Placement Agreement or in connection with the initial resale of such Securities by the Initial Purchasers in accordance with Section 7 of the Placement Agreement to register the Securities or the Securities Guarantees under the Securities Act of 1933, as amended or to qualify the Indenture under the Trust Indenture Act of 1939, as amended, it being understood that no opinion is expressed as to any subsequent resale of any Security.
     D. Nothing has come to the attention of such counsel to cause such counsel to believe that (i) the Time of Sale Memorandum (except for the financial statements and financial schedules and other financial and statistical data, as to which such counsel need not express any belief) as of the date of the Placement Agreement or as amended or supplemented, if applicable, as of the date such opinion is delivered contained or contains any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) the Final Memorandum (except for the financial statements and financial schedules and other financial and statistical data, as to which such counsel need not express any belief) when issued contained, or as of the date such opinion is delivered, contains, any untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
     With respect to the matters referred to in the paragraph above, Sidley Austin LLP may state that their beliefs are based upon their participation in the preparation of the Time of Sale Memorandum and the Final Memorandum (and any amendments or supplements thereto) and review and discussion of the contents thereof (including the review of, but not participation in the preparation of, the incorporated documents), but are without independent check or verification except as specified.

B-1-1

EXHIBIT B-2
OPINION OF MAYER, BROWN, ROWE & MAW LLP
     The opinion of Mayer, Brown, Rowe & Maw LLP to be delivered pursuant to Section 5(d)(ii) of the Placement Agreement shall be to the effect that:
     A. The Indenture has been duly authorized by all necessary corporate or limited liability company action, as the case may be, of each of the Delaware Guarantors and the Indenture has been duly executed and delivered by each of the Delaware Guarantors, and is the legally valid and binding agreement of the Company and each of the Guarantors, enforceable against each of them in accordance with its terms.
     B. The Securities, when executed, issued and authenticated in accordance with the terms of the Indenture and delivered to and paid for by the Initial Purchasers in accordance with the terms of the Placement Agreement, will be the legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.
     C. The notations of Guarantee of each of the Delaware Guarantors to be endorsed on the Securities have been duly authorized by all necessary corporate or limited liability company, as the case may be, of each of the Delaware Guarantors. When executed and delivered in accordance with the terms of the Indenture (assuming the due execution, issuance and authentication of the Securities in accordance with the terms of the Indenture and delivery and payment therefor by the Initial Purchasers in accordance with the terms of the Placement Agreement), the notations of Guarantee will be the legally valid and binding obligations of each of the Guarantors, enforceable against each of them in accordance with their terms.
     D. The Registration Rights Agreement has been duly authorized by all necessary corporate or limited liability company, as the case may be, of each of the Delaware Guarantors and the Registration Rights Agreement has been duly executed and delivered by each of the Delaware Guarantors and is the legally valid and binding agreement of the Company and each of the Guarantors, enforceable against each of them in accordance with its terms.
     E. The statements included in the Preliminary Offering Memorandum and the Final Memorandum under the captions “Description of the Notes” and “Transfer Restrictions,” in so far as such statements purport to summarize certain provisions of the Securities, the Guarantees or the Indenture, fairly summarize in all material respects such provisions.

B-2-1